Exhibit 4.2

THIS WARRANT and the Securities that may be purchased upon the exercise of this warrant have been acquired for INVESTMENT AND NOT FOR DISTRIBUTION, AND have NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “Act”). Such securities may not be offered for sale, sold, pledged or hypothecated, or otherwise transferred unless and until registration under the act or an exemption from the registration requirements of the act is available for such offer, sale, pledge, hypothecation, or transfer in the opinion of legal counsel reasonably satisfactory to the company.

BRANCHOUT FOOD INC.

WARRANT

Warrant No. 1

Date of Issuance: July 23, 2024

BRANCHOUT FOOD INC., a Nevada corporation (the “Company”), for valid consideration received, hereby certifies that Kaufman Kapital LLC or its registered assigns (the “Holder”), is entitled pursuant to the terms of this warrant (this “Warrant”), subject to the terms set forth below, commencing on the Shareholder Approval Date (as defined below) to purchase, prior to termination as provided in Section 5 hereof, up to 1,000,000 shares of duly authorized, validly issued, fully-paid and non-assessable shares of the Company’s Common Stock (the “Common Stock”), at an exercise price of $1.00 per share (the “Exercise Price”), subject to adjustment as set forth herein. The Common Stock purchasable upon exercise of this Warrant, as adjusted from time to time pursuant to the terms of this Warrant, are hereinafter referred to as the “Warrant Stock.” This Warrant is issued pursuant to that certain Securities Purchase Agreement of even date herewith, by and between the Company and the Holder .

1. Exercise.

(a) Shareholder Approval Date. This Warrant may not be exercised until the Company has obtained the approval of the shareholders of the Company to the exercise of this Warrant in accordance with Listing Rule 5635(b) and 5635(d) of The Nasdaq Stock Market, Inc (such approval, “Warrant Shareholder Approval”, and the date of such approval, the “Warrant Shareholder Approval Date”), to the extent that at such time, such approval is required under such Listing Rules for such exercise.

(b) General. This Warrant may be exercised by Holder in whole or in part, during the period beginning on the Warrant Shareholder Approval Date and ending on the date of termination as provided in Section 5 hereof, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A completed in accordance with the instructions thereto and duly executed by such Holder or by such Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full by cash, check or wire transfer of all or such portion of the aggregate Exercise Price as is payable in respect of the number of shares of Warrant Stock purchased upon such exercise.

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(c) Timing. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(b) above. If Holder exercises this Warrant in connection with a merger or sale of the Company other than in connection with the conversion of the Company into a corporation through conversion, merger, or similar transaction in which the relative equity ownership percentages of the owners of the Company do not change (“Change of Control Transaction”), Holder may designate that the exercise date be deemed the closing date of such Change of Control Transaction, and conditional upon the occurrence of such event.

(d) Conversion Right.

(i) Right to Convert Warrant; Net Issuance. In addition to and without limiting the rights of the Holder under the terms of this Warrant, but only to the extent this Warrant has not otherwise been exercised, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into Warrant Stock as provided in this Section 1(d) at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares of Warrant Stock set forth on the purchase form appended hereto as Exhibit A (the “Converted Warrant Stock”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of Warrant Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (ii) hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the shares of Converted Warrant Stock immediately prior to the exercise of the Conversion Right from (B) the aggregate Fair Market Value of the Converted Warrant Stock issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date (as hereinafter defined) by (Y) the Fair Market Value of one share of Converted Warrant Stock on the Conversion Date (as hereinafter defined).

Expressed as a formula, such conversion shall be computed as follows:

X =	B - A
Y

Where:	X =	the number of shares of Warrant Stock that may be issued to Holder upon exercise of the Conversion Right

	Y =	the Fair Market Value of one share of Warrant Stock

	A =	the aggregate Exercise Price (the per share Exercise Price multiplied by the number of shares of Converted Warrant Stock)

	B =	the aggregate Fair Market Value (i.e., Fair Market Value multiplied by the number of shares of Converted Warrant Stock)

No fractional shares of Warrant Stock shall be issuable upon exercise of the Conversion Right, and, if the number of shares of Warrant Stock to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the Fair Market Value of the resulting fractional share of Warrant Stock on the Conversion Date.

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(ii) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares of Warrant Stock which are being surrendered (referred to in subsection (i) hereof as the Converted Warrant Stock) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement (the “Conversion Date”). If the shares of Warrant Stock are certificated, then certificates for the Converted Warrant Stock issuable upon exercise of the Conversion Right shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(iii) Determination of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall mean, as of any particular date: (a) the lowest of the five most recent closing prices of the Warrant Stock if trading on any public exchange; (b) if there have been no sales of the Warrant Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Warrant Stock on all such exchanges at the end of such day; (c) if on any such day the Warrant Stock is not listed on a domestic securities exchange, the closing sales price of the Warrant Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Warrant Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Warrant Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Warrant Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Warrant Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Warrant Stock shall be the fair market value per share of Warrant Stock as determined jointly by the Company and the Holder; provided, that if the Company and the Holder are unable to agree on the Fair Market Value per share of the Warrant Stock within a reasonable period of time (not to exceed ten (10) days from the Company’s receipt of the purchase form), such Fair Market Value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Company and the Holder. The determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne by the Company.

(e) Certificates. If the shares of Warrant Stock are certificated, then as soon as practicable after the exercise of this Warrant, the Company shall cause to be issued in the name of, and delivered to, Holder, or as such Holder may direct, a certificate or certificates for the number of shares of Warrant Stock to which such Holder shall be entitled. Issuance of certificates pursuant to this Section 1(e) shall be made without charge to Holder for any issue or transfer tax or other incidental expenses, all of which taxes and expenses shall be paid by the Company.

(f) Legends. Each certificate or other records representing the Common Stock or for any other security issued or issuable upon exercise of this Warrant shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT.”

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(g) Status of Common Stock. The Company covenants that the Common Stock, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

2. Adjustments.

(a) Adjustment Upon Reorganization, Reclassification or Change of Control Transaction. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the Capital Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a distribution, dividend or subdivision, split-up or combination of Capital Stock), (iii) Change of Control Transaction, or (iv) other similar transaction (other than any such transaction covered by Section 2(b)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, this Warrant shall, immediately after such reorganization, reclassification, Change of Control Transaction or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of shares of Warrant Stock then exercisable under this Warrant, be exercisable for the kind and number of shares of equity or securities or assets of the Company or of the successor Person (as defined below) resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, Change of Control Transaction or similar transaction and acquired the applicable number of shares of Warrant Stock then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 2 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any membership units, interests, shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any Change of Control Transaction or similar transaction in which the successor or purchaser is other than the Company, an immediate adjustment to the number of shares of Warrant Stock then acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise). The provisions of this Section 2(a) shall similarly apply to successive reorganizations, reclassifications, Change of Control Transactions or similar transactions. The Company shall not effect any such reorganization, reclassification, Change of Control Transaction or similar transaction unless, prior to the consummation thereof, the successor (if other than the Company) resulting from such reorganization, reclassification, Change of Control Transaction or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such membership units, interests, shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 2(a), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights set forth in Section 1 instead of giving effect to the provisions of this Section 2(a) with respect to this Warrant

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(b) Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Units. If the Company shall, at any time or from time to time after the issuance of this Warrant, (i) pay a dividend or make any other distribution upon the shares of Common Stock or any other Capital Stock of the Company payable in Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding Common Stock into a greater number of units, the Purchase Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Stock into a smaller number of units, the Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(c) Notice of Adjustments. Whenever the Purchase Price or the number of shares of Warrant Stock purchasable hereunder shall be adjusted pursuant to Section 2 hereof, the Company shall promptly give written notice thereof to Holder in the form of a certificate, signed by the chief executive officer and the executive officer responsible for the creation of such certificate, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Purchase Price and the number of shares of Warrant Stock purchasable hereunder after giving effect to such adjustment. Such certificate shall be delivered to Holder within thirty (30) days of such adjustment, in accordance with Section 11 hereof.

3. Transfers. The Holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Act”), and agrees not to offer for sale, sell, pledge, distribute, transfer or otherwise dispose of this Warrant and agrees not to offer for sale, sell, pledge, distribute, transfer or otherwise dispose of any Warrant Stock issued upon its exercise in the absence of (i) an effective registration statement under the Act as to this Warrant and the Warrant Stock and registration or qualification of under any applicable Blue Sky or state securities law then in effect, or (ii) an opinion of counsel, reasonably satisfactory to the Company, that such registration and qualification are not required; provided, however, that no opinion need be obtained with respect to a transfer to (A) a partner or member, active or retired, of Holder, (B) the estate of any such partner or member, (C) an “affiliate” of Holder as that term is defined in Rule 405 promulgated by the U.S. Securities and Exchange Commission under the Act, or (D) the spouse, children, grandchildren or spouse of such children or grandchildren of Holder or to trusts for the benefit of Holder or such persons, in each case if the transferee agrees to be subject to the terms hereof. Notwithstanding the foregoing, any transferee receiving Warrant Stock that (X) have been registered under the Act or (Y) are resaleable under Rule 144 promulgated under the Act shall not be required to agree in writing to be subject to the terms of this Section 3.

4. No Impairment. The Company will not, by amendment of its certificate of incorporation or bylaws or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the rights of Holder of this Warrant against impairment.

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5. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on December 31, 2025 (the “Expiration Date”).

6. Notices of Certain Transactions.

(a) In the event:

(i) that the Company makes any amendment to its certificate of incorporation or bylaws;

(ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any Change of Control Transaction, any other consolidation or merger of the Company with or into another entity, or any other transaction or series of related transactions pursuant to which the Company’s equity holders immediately prior thereto will possess a minority of the voting power of the surviving or acquiring entity immediately thereafter, or any transfer of all or substantially all of the assets of the Company; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will send to Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (b) a certified copy of the Company’s current certificate of incorporation or bylaws, or (c) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, Change of Control Transaction, dissolution, liquidation, winding-up, or redemption is to take place, and the time, if any is to be fixed, as of which Holders of record of shares of Common Stock (or such capital stock or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, or redemption) shall be determined. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

(b) The Company shall notify the Holder of the Expiration Date of the Warrant, no later than twenty (20) days prior to the Expiration Date.

7. Reservation of Warrant Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other equity securities or property, as from time to time shall be issuable upon the exercise of this Warrant. The Company covenants and agrees that all such shares of Common Stock or other equity securities that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid (assuming payment of the Exercise Price by Holder) and nonassessable and free from all preemptive rights and free of all taxes, liens and charges with respect to the issue thereof. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock or other equity securities may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the securities of the Company may be listed.

8. Exchange of Warrants. Upon the surrender by Holder of any Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at Holder’s expense, a new Warrant of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock or other equity securities called for on the face or faces of the Warrant so surrendered.

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9. Registration of Common Stock. If any shares of Common Stock required to be reserved for purposes of exercise of this Warrant requires registration with or approval of any governmental authority under any applicable law (other than the Act) before such shares of Common Stock may be issued upon exercise, the Company shall, at its expense and as expeditiously as possible, use its best efforts to cause such shares of Common Stock to be duly registered or approved, as the case may be

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor at Holder’s expense.

11. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and delivered by hand or overnight courier service or sent by facsimile or email as follows:

(a) To his, her, or its address (and email address) provided to the Company.

(b) Notices sent by hand or overnight courier service shall be deemed to have been given when received and notices sent by electronic communications, shall be effective upon confirmation received by the sender, including transmittal coded “advise when received” or words of similar meaning. Any party hereto may by notice so given change its address for future notice hereunder.

12. No Rights as Stockholder. Until the exercise of this Warrant, Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company unless otherwise acquired. Without limiting the generality of the foregoing, and except as otherwise provided in Section 3 hereof, no dividends shall accrue to the shares of Common Stock or other equity securities underlying this Warrant until the exercise hereof and the purchase of the underlying shares of Common Stock or other equity securities, at which point dividends shall begin to accrue with respect to such shares of Common Stock or other equity securities from and after the date such shares of Common Stock or other equity securities are so purchased. Nothing in this Section 12 shall limit the right of Holder to be provided the notices required to be provided pursuant to the terms of this Warrant.

13. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14. Governing Law. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the laws of the State of Nevada, without application of conflicts of law principles thereunder.

15. Amendment or Waiver. Any provision of this Warrant may be amended, waived or modified (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) only by an instrument in writing signed by the Company and Holder. Any amendment, waiver or modification effected in accordance with this Section 15 shall be binding upon Holder, each future holder of the Warrant or the Warrant Stock and the Company.

16. Successor and Assigns. The terms and provisions of this Warrant shall incur to the benefit of, and be binding upon, the Company and each Holder hereof and their respective permitted successors and assigns.

17. Holder Fees. The Company shall pay on demand all out-of-pocket expenses incurred by the Holder, including the fees, charges and disbursements of any counsel for the Holder, in connection with the enforcement or protection of its rights in connection with this Warrant.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

BRANCHOUT FOOD INC.

By:	/s/ Eric Healy
Name:	Eric Healy
Title:	Chief Executive Officer

Address:	205 SE Davis Ave., Suite C Bend, Oregon 97702 Attn: Eric Healy Email: eric@branchoutfood.com

[Signature Page –Warrant]

By its counter-signature below, Holder hereby agrees to the foregoing terms and conditions set forth in this Warrant.

HOLDER:

KAUFMAN KAPITAL LLC

By:	/s/ Daniel L. Kaufman
Name:	Daniel L. Kaufman, Managing Member

[Signature Page –Warrant]

EXHIBIT A

PURCHASE FORM

To:	BRANCHOUT FOOD INC.	Dated: ______________

By checking the box below, the undersigned hereby irrevocably elects:

☐	to purchase _______ shares of Common Stock, and herewith makes payment of $_________ by cash, check or wire transfer, representing the aggregate Exercise Price therefor pursuant to Section 1(b) of the attached Warrant.

☐	to exercise the Conversion Right with respect to ___ shares of Common Stock pursuant to Section 1(d) of the attached Warrant.

Please issue a certificate or certificates (if the shares of Warrant Stock are certificated) reflecting the issuance of said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares of Common Stock except in compliance with applicable securities laws.

(Entity name, if applicable)

By:
Name:
Title: